EXHIBIT 10.7.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of March 31, 2022 (the “Execution Date”), but effective as of February 19, 2022, by and between Hilltop Holdings Inc. (the “Company”), on behalf of itself and all of its subsidiaries (collectively, “Employer”), and Martin B. Winges (“Executive”). Each initially capitalized term used, but not otherwise defined herein, shall have the meanings assigned to it in the Employment Agreement (hereinafter defined).

RECITALS:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of November 20, 2018 (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and supplement the Employment Agreement to the extent provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendments and Supplements to the Employment Agreement.

(a)	Section 3(b) of the Employment Agreement is hereby deleted in its entirety.

(b)	Section 3(c) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(c)	Annual Incentive Bonus. During the Term (hereinafter defined), Executive shall be eligible to participate in an annual incentive bonus program adopted by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), or whomever is delegated such authority by the Board (the “Incentive Bonus”). The Incentive Bonus shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks. Subject to the terms of the annual incentive bonus program, any bonus payable under this Section 3(c) shall be paid on or before March 15 of the year following the year for which the bonus is payable.”

(c)	Section 3(d) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(d)	Long-Term Incentive Awards. During the Term, Executive shall be eligible to participate in any long-term incentive award programs adopted by the Compensation Committee, or whomever is delegated such authority by the Board (an “LTIP Award”). An LTIP Award shall be subject to the terms and conditions of the applicable long-term incentive award program and an award agreement between Executive and Employer. An LTIP Award shall not be based upon performance criteria that would encourage Executive to take any unnecessary and excessive risks that threaten the value of Employer, and Employer expressly discourages Executive from taking such risks. Executive agrees to execute any documents requested by Employer in connection with the grant of any LTIP Award pursuant to this Section 3(d). Notwithstanding anything in this Agreement to contrary, the Hilltop Holdings Inc. 2020 Equity Incentive Plan or any new or successor plan, as such plans are amended, modified or supplemented from time to time, and the award agreements evidencing the grants provided for in this Section 3(d) shall control and govern.”

(d)	Section 3(f) of the Employment Agreement is hereby deleted in its entirety.

(e)	Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.	Term of Agreement. Unless earlier terminated pursuant to the terms of this Agreement, this Agreement shall become effective and binding immediately upon its execution and shall remain in effect until February 20, 2025 (the “Term Date” and such period until the earlier of the Term Date or termination of this Agreement being referred to as the “Term”). Unless Employer and Executive agree in writing to extend the Term of this Agreement at any time on or before the Term Date, this Agreement shall expire on the Term Date. For purposes of this Agreement, “Effective Date” shall mean February 20, 2019.”

(f)	Sections 5 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“5.	General Termination Provisions. If Executive has a Termination of Employment during the Term, other than under the provisions of Section 6, then upon such Termination of Employment, Employer will be liable to Executive for all payments (if any) as described in this Section 5, as follows:

(a)	Termination by Employer. Employer may terminate Executive’s employment and this Agreement under this Section 5 only upon the occurrence of one or more of the following events and under the conditions described below.

(i)	Termination For Cause. Employer may discharge Executive for Cause (hereinafter defined), and, upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall only be entitled to receive:

(A)	Executive’s base salary through the effective date of such Termination of Employment at the annual rate in effect at the time Notice of Termination is given, payable within ten (10) business days after the effective date of such Termination of Employment;

(B)	all earned and unpaid and/or vested, nonforfeitable amounts owing at the effective date of such Termination of Employment under this Agreement or any compensation and benefit plans, programs, and arrangements of Employer and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of this Agreement or the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted; and

(B)	reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Employer policy prior to the effective date of such Termination of Employment (collectively, (A) through (C) immediately above shall be the “Accrued Amounts”).

(ii)	Termination Without Cause. If Employer shall discharge Executive without Cause (other than pursuant to a Change in Control as described in Section 6), then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts. In addition, conditioned upon Executive’s execution and delivery to Employer of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive a cash amount equal to one (1) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the Incentive Bonus paid to Executive in respect of the calendar year immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment.

(iii)	Termination Because of Death or Disability. In the event of Executive’s death or disability (within the meaning of Employer’s disability policy that is in effect at the time of disability), upon such Termination of Employment, this Agreement shall terminate immediately and Executive (or his estate) shall be entitled to receive (Y) the Accrued Amounts, and (Z) a pro rata portion of Executive’s target Incentive Bonus for such period, provided, however, in the case of Executive’s death or disability, vesting of an LTIP Award granted shall be subject to the award agreement for such LTIP Award and conditioned upon Executive’s (or Executive’s legal guardian’s) execution and delivery to Employer of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment.

(b)	Termination by Executive. Executive may voluntarily terminate this Agreement at any time following its execution. If Executive shall voluntarily terminate his employment for any reason, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall only be entitled to receive the Accrued Amounts. Notwithstanding the foregoing, if Executive is required by Employer to relocate his primary residence outside of Dallas/Ft. Worth, Texas or their surrounding counties, Executive shall be entitled to voluntarily terminate this Agreement (except for such provisions of this Agreement that expressly survive termination) and receive the applicable benefits set forth in Section 5(a)(ii) of this Agreement.”

(g)	Section 6(a) of the Employment Agreement is hereby deleted its entirety and replaced with the following:

“(a)	Upon the discharge of Executive by Employer without Cause within the twelve (12) months immediately following, or the six (6) months immediately preceding, a Change in Control, then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts. In addition, conditioned upon Executive’s execution of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive a cash amount equal to two (2) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the Incentive Bonus paid to Executive in respect of the calendar year immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment (or, if later, the effective date of the Change in Control).”

(h)	Section 12 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“12.	Notice. Any notice or communication required or permitted to be given to the parties shall be delivered personally or sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or to such other address as the party addressed may have substituted by notice pursuant to this Section. Any notice given pursuant to this Section 12 will be effective immediately upon delivery if delivered in person or three (3) days after mailing deposited in the United States addressed as set forth below:

(a)	If to Employer:

Hilltop Holdings Inc.

6565 Hillcrest Avenue

Dallas, Texas 75205

Attention: General Counsel

(b)	If to Executive:

Martin B. Winges

717 N. Harwood Street, Suite 3400

Dallas, Texas 75201”

(i)	Section 14 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“14.	Non-Interference. Executive covenants and agrees that that during the Term of this Agreement, and for a period of eighteen (18) months following the earlier of (i) his Termination of Employment or (ii) the termination of this Agreement, Executive shall not, on behalf of Executive or any third party: (A) recruit, hire or attempt to recruit or hire other employees of Employer, directly or by assisting other employees of Employer or others, nor shall Executive contact or communicate with any other employees of Employer for the purpose of inducing other employees of Employer to terminate their employment with Employer and (B) solicit or attempt to solicit business, directly or indirectly, from the Employer’s clients, customers, borrowers, accountholders, and policyholders with whom Executive had material contact during employment for the purpose of selling products or providing services that are competitive with those sold or provided by Employer. For purposes of this covenant, (X) “Material contact” exists between Executive and each client, customer, borrower, accountholder, and policyholder with whom Executive dealt on behalf of Employer, whose dealings with Employer were coordinated or supervised by Executive, about whom Executive obtained Proprietary Information in the ordinary course of business as a result of Executive’s employment with Employer, or who purchased products or received services from Employer and for which Executive received compensation, commissions, or earnings during the year prior to the date Executive ceased employment with Employer, and (Y) “other employees of Employer” shall refer to employees who are still actively employed by or doing business with Employer at the time of the attempted recruiting or hiring.”

(j)	Section 16 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“16.	Non-Disparagement. During the Term of this Agreement and after Executive’s Termination of Employment for any reason, Executive agrees not to, directly or indirectly, disclose, communicate, or publish any disparaging, negative, harmful, or disapproving information, written communications, oral communications, electronic or magnetic communications, writings, oral or written statements, comments, opinions, facts, or remarks, of any kind or nature whatsoever (collectively, “Disparaging Information”), that disparages the reputation of Employer, its products, services or employees. Executive acknowledges that in executing this Agreement, he has knowingly, voluntarily, and intelligently waived any free speech, free association, free press, or First Amendment to the United States Constitution (including, without limitation, any counterpart or similar provision or right under the Texas Constitution) rights to disclose, communicate, or publish Disparaging Information concerning or related to Employer. Executive further acknowledges and agrees that any breach or violation of this non-disparagement provision shall entitle Employer to seek injunctive relief to prevent any future breaches of this provision and/or to sue Executive under the provisions of this Agreement for the immediate recovery of any damages caused by such breach. Notwithstanding anything in this Agreement to the contrary, nothing shall impair any party’s legally protected rights under the whistleblower provisions of any applicable federal law or regulation, including under Rule 21F of the Securities Exchange Act of 1934, as amended.”

(k)	The following sections shall be added to the Employment Agreement:

“31.	Protection of Trade Secrets. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.

33.	Defend Trade Secrets Act (DTSA) Notice. Under the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

34.	Reports to Government Agencies. Executive understands that nothing in this Agreement or any other policy or agreement with Employer is intended to or shall prohibit Executive from reporting possible violations of law or regulation or providing documents to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress or any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Executive further understands that Executive is not required to obtain the prior authorization of Employer or any other person to make any such reports or disclosures, and that Executive is not required to notify Employer or any other person that such reports or disclosures have been made.”

2.       Equity Sign-On Grant. As soon as administratively practical following the Execution Date, Executive shall receive a grant of restricted stock units equal to 8,892 shares of the common stock of the Company (the “Sign-On Grant”). The Sign-On Grant shall be subject to the terms and conditions of the Hilltop Holdings Inc. 2020 Equity Incentive Plan and an award agreement between Executive and Employer, which terms shall include, without limitation, cliff vesting of the Sign-On Grant on February 20, 2025, subject to early termination or forfeiture in accordance with the terms of the award agreement.

3.      Miscellaneous.

(a)       Effect of Amendment. Each of the Company and Executive hereby agree and acknowledge that, except as expressly provided in this Amendment, the Employment Agreement remains in full force and effect and has not been modified or amended in any respect, it being the intention of each of the Company and Executive that this Amendment and the Employment Agreement be read, construed and interpreted as one and the same instrument. To the extent that any conflict exists between this Amendment and the Employment Agreement, the terms of this Amendment shall control and govern.

(b)       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of determining whether a party has signed this Amendment or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile or portable document format (pdf) copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

Hilltop Holdings Inc.

By:	/s/ JEREMY B. FORD	/s/ M. BRADLEY WINGES
Name:	Jeremy B. Ford	Name: Martin B. Winges
Title:	President & Chief Executive Officer

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